                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                               INTERWOVEN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46114T 10 2
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-----------------------                                  -----------------------
  CUSIP NO. 46114T 10 2                                   Page 2 of 4 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:   Peng T. Ong
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON   ###-##-####


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION:   Republic of Singapore
 4

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                          SOLE VOTING POWER            -0-
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER        1,933,333
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER        -0-
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER   1,933,333
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9
      1,933,333
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   8.4%
11

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      TYPE OF REPORTING PERSON: IN
12


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                                 SCHEDULE 13G

-----------------------                                  -----------------------
  CUSIP NO. 46114T 10 2                                   Page 3 of 4 Pages
-----------------------                                  -----------------------

Item 1(a). Name of Issuer:
           --------------

           Interwoven, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------

           1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(a). Name of Person Filing:
           ---------------------

           Peng T. Ong

Item 2(b). Address of Principal Business Office:
           ------------------------------------

           1195 W. Fremont Ave., Sunnyvale CA 94087

Item 2(c). Citizenship:
           -----------

           Republic of Singapore

Item 2(d). Title of Class of Securities:
           ----------------------------

           Common Stock, $.001 par value

Item 2(e). CUSIP Number:
           ------------

           46114T 10 2

Item 3.    Information if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-
           -------------------------------------------------------------------
           2(b) or (c):
           -----------

           Not applicable.

Item 4.    Ownership.
           ---------

           (a) Amount beneficially owned: 1,933,333 shares, held of record by the Ong-Leong Family Trust U/D/T 6/29/99 (the "Ong-Leong Trust"), Peng Tsin Ong and Wai Ping-Leong, trustees, who share voting and investment control.

           (b)   Percent of class:  8.4%

           (c)   Number of shares as to which such person has:

           (i)   Sole power to vote or to direct vote:                      -0-
           (ii)  Shared power to vote or to direct vote:               1,933,333
           (iii) Sole power to dispose or to direct the disposition:        -0-
           (iv)  Shared power to dispose or to direct the disposition: 1,933,333

                                 SCHEDULE 13G

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  CUSIP NO. 46114T 10 2                                   Page 4 of 4 Pages
-----------------------                                  -----------------------

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

         The Ong-Leong Trust has the right to receive dividends from, or the proceeds from the sale of, the above referenced securities

Item 7.  Identification and Classification of Subsidiary:
         ---------------------------------------------------

         Not applicable.

Item 8.  Identification and Classification of Group:
         ------------------------------------------

         Not applicable.

Item 9.  Notice of Dissolution of Group:
         --------------------------------

         Not applicable.

Item 10. Certification:
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 9, 2000
                                              ----------------------------------
                                              Date

                                              /s/ Peng T. Ong
                                              ----------------------------------
                                              Peng T. Ong